Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Second QUARTER 2025 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.57 per Share for Third Quarter 2025
Base Dividend of $0.43 and Supplemental Dividend of $0.14 Per Share

EVANSTON, Ill., August 7, 2025 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Financial Highlights

•
Total investment income of $40.0 million
•
Net investment income of $18.6 million, or $0.53 per share
•
Adjusted net investment income of $20.0 million, or $0.57 per share(1)
•
Invested $94.5 million in debt and equity securities, including four new portfolio companies
•
Received proceeds from repayments and realizations of $109.3 million
•
Paid total dividends of $0.54 per share: regular quarterly dividend of $0.43 and a supplemental dividend of $0.11 per share on June 25, 2025
•
Net asset value (“NAV”) of $692.3 million, or $19.57 per share, as of June 30, 2025
•
Estimated spillover income (or taxable income in excess of distributions) as of June 30, 2025 of $49.0 million, or $1.39 per share

Management Commentary

“At the mid-point of the year, Fidus’ portfolio continues to perform well and remains healthy with sound credit quality. Adjusted net investment income grew to $20.0 million on higher levels of interest income, coupled with healthy fee and dividend income. We continued to find opportunities to put capital to work even in a soft M&A environment while adhering to our proven strategy of investing in companies with resilient business models and structuring investments with a high degree of equity cushion,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Looking ahead, we have ample liquidity to continue to build the portfolio and remain committed to maintaining a portfolio that is structured to generate attractive risk-adjusted returns and grow net asset value over time for our shareholders.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Second Quarter 2025 Financial Results

The following table provides a summary of our operating results for the three months ended June 30, 2025, as compared to the same period in 2024 (dollars in thousands, except per share data):

	Three Months Ended June 30,
	2025	2024	$ Change	% Change
Interest income	$32,211	$31,507	$704	2.2%
Payment-in-kind interest income	2,451	1,845	606	32.8%
Dividend income	631	357	274	76.8%
Fee income	3,884	1,522	2,362	155.2%
Interest on idle funds	793	433	360	83.1%
Total investment income	$39,970	$35,664	$4,306	12.1%

Net investment income	$18,628	$16,950	$1,678	9.9%
Net investment income per share	$0.53	$0.53	$-	0.0%

Adjusted net investment income (1)	$19,959	$18,380	$1,579	8.6%
Adjusted net investment income per share (1)	$0.57	$0.57	$-	0.0%

Net increase (decrease) in net assets resulting from operations	$25,284	$24,099	$1,185	4.9%
Net increase (decrease) in net assets resulting from operations per share	$0.72	$0.75	$(0.03)	(4.0%)

The $4.3 million increase in total investment income for the three months ended June 30, 2025, as compared to the same period in 2024, was primarily attributable to (i) a $1.3 million increase in total interest income (which includes payment-in-kind interest income) resulting from an increase in average debt investment balances outstanding, partially offset by a decrease in weighted average yield on debt investment balances outstanding, (ii) a $0.3 million increase in dividend income due to an increase in distributions received from equity investments, (iii) a $2.4 million increase in fee income resulting from an increase in prepayment and origination fees and (iv) a $0.3 million increase in interest on idle funds resulting from an increase in average cash balances.

For the three months ended June 30, 2025, total expenses, including the base management fee waiver and income tax provision, were $21.3 million, an increase of $2.6 million, or 14.0% from the $18.7 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended June 30, 2024. The increase was primarily attributable to (i) a $1.7 million increase in interest and financing expenses due to an increase in the weighted average interest rate of our debt outstanding and an increase in weighted average borrowings outstanding, (ii) a $0.4 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $0.3 million increase in the income incentive fee, (iv) a $0.3 million increase in professional fees due to increased proxy solicitation fees, partially offset by (v) a $0.1 million decrease in the accrued capital gains incentive fee.

Net investment income increased by $1.7 million, or 9.9%, to $18.6 million during the three months ended June 30, 2025 as compared to the same period in 2024, as a result of the $4.3 million increase in total investment income and the $2.6 million increase in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.57 per share compared to $0.57 per share in the prior year.

For the three months ended June 30, 2025, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $(7.6) million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $9.2 million for the same period in 2024.

Portfolio and Investment Activities

As of June 30, 2025, the fair value of our investment portfolio totaled $1.1 billion and consisted of 92 active portfolio companies and five portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 101.8% of the related cost basis as of June 30, 2025. As of June 30, 2025, the debt investments of 50 portfolio companies bore interest at a variable rate, which represented $718.6 million, or 71.1%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of June 30, 2025, our average active portfolio company investment at amortized cost was $12.3 million, which excludes investments in five portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 13.1% as of June 30, 2025. The weighted average yield was computed using the effective interest rates for debt investments at cost as of June 30, 2025, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing.

Second quarter 2025 investment activity included the following new portfolio company investments:

•
E-PlanSoft Buyer, LLC (dba e-PlanSoft), a provider of electronic plan review software solutions for state & local government permitting agencies. Fidus invested $8.0 million in first lien debt and $1.5 million in preferred equity.
•
Laboratory Testing, LLC, a provider of destructive and non-destructive material testing and calibration services. Fidus invested $5.0 million in first lien debt, $0.4 million in preferred equity, $0.4 million in common equity, and made additional commitments up to $4.0 million in a revolving loan.
•
Pronto Plumbing & Drain, Inc., a residential plumbing contractor offering a comprehensive range of drain, plumbing, and HVAC services. Fidus invested $1.5 million in first lien debt, $0.6 million in common equity, and made additional commitments up to $0.5 million in a revolving loan.
•
True Environmental Inc., a provider of environmental consulting and engineering services. Fidus invested $20.0 million in first lien debt, $0.5 million in common equity, and made additional commitments up to $3.4 million in first lien debt.

Liquidity and Capital Resources

As of June 30, 2025, we had $91.2 million in cash and cash equivalents and $140.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). For the three months ended June 30, 2025, we received net proceeds of $7.5 million from the equity at-the-market program (the “ATM Program”), received $20.0 million of SBA debentures, and redeemed $25.0 million of the $125.0 million aggregate principal amount of our 4.75% notes due January 2026 (the “January 2026 Notes”). As of June 30, 2025, we had SBA debentures outstanding of $202.0 million, $100.0 million outstanding of the January 2026 Notes, $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes”), and $100.0 million outstanding of our 6.75% March 2030 Notes (the “March 2030 Notes” and together with the January 2026 Notes and the November 2026 Notes, the “Notes”). As of June 30, 2025, the weighted average interest rate on total debt outstanding was 4.8%.

Third Quarter 2025 Dividends Totaling $0.57 Per Share Declared

On August 4, 2025, our board of directors declared a base dividend of $0.43 per share and a supplemental dividend of $0.14 per share for the second quarter. The dividends will be payable on September 25, 2025, to stockholders of record as of September 18, 2025.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2025 taxable income, as well as the tax attributes for 2025 dividends, will be made after the close of the 2025 tax year. The final tax attributes for 2025 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Subsequent Events

On July 2, 2025, we invested $8.5 million in first lien debt and $4.3 million in preferred equity in Sogno Toscano, LLC, a single brand distributor of authentic high-quality Italian foods, primarily serving the food service industry.

On July 2, 2025, we received a distribution on our common equity investment in PowerGrid Services Acquisition, LLC, resulting in a realized gain of $0.9 million.

On July 30, 2025, we exited our first lien debt investment in Choice Technology Solutions, LLC (dba Choice Merchant Solutions, LLC). We received payment in full of $10.6 million on our first lien debt, which includes a prepayment fee. We also received a distribution on our preferred equity investment and recognized a loss of $0.5 million.

Second Quarter 2025 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, August 8, 2025. To participate in the conference call, please dial (844) 808-7136 approximately 10 minutes prior to the call. International callers should dial (412) 317-0534. Please ask to be joined into the Fidus Investment Corporation call.

A live webcast of the conference call will be available at http://investor.fdus.com/news-events/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and was licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, such as changes in the financial and lending markets, the impact of the general economy (including an economic downturn or recession), the impact of interest rate volatility and the impact of elevated levels of inflation on the Company’s portfolio companies and the industries in which it invests, and the uncertainty relating to the general economy (including the uncertainty with respect to new tariffs and trade policies); accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	June 30,	December 31,
	2025	2024
ASSETS
Investments, at fair value:
Control investments (cost: $6,832 and $6,832, respectively)	$—	$—
Affiliate investments (cost: $52,539 and $56,679, respectively)	94,492	102,024
Non-control/non-affiliate investments (cost: $1,069,999 and $1,011,646, respectively)	1,054,812	988,482
Total investments, at fair value (cost: $1,129,370 and $1,075,157, respectively)	1,149,304	1,090,506
Cash and cash equivalents	91,207	57,159
Interest receivable	15,866	15,119
Prepaid expenses and other assets	1,083	1,328
Total assets	$1,257,460	$1,164,112
LIABILITIES
SBA debentures, net of deferred financing costs	$195,584	$168,899
Notes, net of deferred financing costs	321,104	248,362
Borrowings under Credit Facility, net of deferred financing costs	(849)	43,954
Secured borrowings	13,255	13,674
Accrued interest and fees payable	7,479	5,784
Base management fee payable, net of base management fee waiver – due to affiliate	5,048	4,805
Income incentive fee payable – due to affiliate	4,854	4,477
Capital gains incentive fee payable – due to affiliate	16,321	14,703
Administration fee payable and other, net – due to affiliate	618	919
Taxes payable	325	1,850
Accounts payable and other liabilities	1,424	1,019
Total liabilities	$565,163	$508,446
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 35,379,900 and 33,914,652 shares
issued and outstanding at June 30, 2025 and December 31, 2024, respectively)	$35	$34
Additional paid-in capital	596,690	567,159
Total distributable earnings	95,572	88,473
Total net assets	692,297	655,666
Total liabilities and net assets	$1,257,460	$1,164,112
Net asset value per common share	$19.57	$19.33

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Investment Income:
Interest income
Control investments	$—	$—	$—	$—
Affiliate investments	1,074	864	2,168	1,733
Non-control/non-affiliate investments	31,137	30,643	60,362	57,912
Total interest income	32,211	31,507	62,530	59,645
Payment-in-kind interest income
Control investments	—	—	—	—
Affiliate investments	—	—	—	—
Non-control/non-affiliate investments	2,451	1,845	4,699	3,894
Total payment-in-kind interest income	2,451	1,845	4,699	3,894
Dividend income
Control investments	—	—	—	—
Affiliate investments	166	154	1,052	502
Non-control/non-affiliate investments	465	203	810	252
Total dividend income	631	357	1,862	754
Fee income
Control investments	—	—	—	—
Affiliate investments	8	5	16	10
Non-control/non-affiliate investments	3,876	1,517	5,995	3,871
Total fee income	3,884	1,522	6,011	3,881
Interest on idle funds	793	433	1,364	2,141
Total investment income	39,970	35,664	76,466	70,315
Expenses:
Interest and financing expenses	7,769	6,062	14,542	12,074
Base management fee	5,106	4,706	10,028	9,138
Incentive fee - income	4,854	4,546	9,448	9,013
Incentive fee (reversal) - capital gains	1,331	1,430	1,618	1,929
Administrative service expenses	754	669	1,356	1,206
Professional fees	1,298	965	2,246	1,902
Other general and administrative expenses	221	269	427	498
Total expenses before base management fee waiver	21,333	18,647	39,665	35,760
Base management fee waiver	(59)	(67)	(118)	(136)
Total expenses, net of base management fee waiver	21,274	18,580	39,547	35,624
Net investment income before income taxes	18,696	17,084	36,919	34,691
Income tax provision (benefit)	68	134	69	114
Net investment income	18,628	16,950	36,850	34,577
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	—	—
Affiliate investments	—	—	10,066	—
Non-control/non-affiliate investments	(7,568)	10,784	(4,304)	12,527
Total net realized gain (loss) on investments	(7,568)	10,784	5,762	12,527
Income tax (provision) benefit from realized gains on investments	(79)	(1,579)	(1,929)	(1,523)
Net change in unrealized appreciation (depreciation):
Control investments	—	—	—	—
Affiliate investments	3,498	1,578	(3,392)	(1,658)
Non-control/non-affiliate investments	10,880	(3,634)	7,977	820
Total net change in unrealized appreciation (depreciation) on investments	14,378	(2,056)	4,585	(838)
Net gain (loss) on investments	6,731	7,149	8,418	10,166
Realized losses on extinguishment of debt	(75)	—	(326)	(521)
Net increase (decrease) in net assets resulting from operations	$25,284	$24,099	$44,942	$44,222
Per common share data:
Net investment income per share-basic and diluted	$0.53	$0.53	$1.06	$1.10
Net increase in net assets resulting from operations per share — basic and diluted	$0.72	$0.75	$1.30	$1.40
Dividends declared per share	$0.54	$0.59	$1.08	$1.24
Weighted average number of shares outstanding — basic and diluted	35,156,663	32,245,714	34,620,172	31,511,236

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and six months ended June 30, 2025 and 2024.

	($ in thousands)		($ in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2025	2024	2025	2024
Net investment income	$18,628	$16,950	$36,850	$34,577
Capital gains incentive fee expense (reversal)	1,331	1,430	1,618	1,929
Adjusted net investment income (1)	$19,959	$18,380	$38,468	$36,506

	(Per share)		(Per share)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2025	2024	2025	2024
Net investment income	$0.53	$0.53	$1.06	$1.10
Capital gains incentive fee expense (reversal)	0.04	0.04	0.05	0.06
Adjusted net investment income (1)	$0.57	$0.57	$1.11	$1.16

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income divided by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	Alliance Advisors IR
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@allianceadvisors.com